Exhibit 99.1

FOR IMMEDIATE RELEASE

THT HEAT TRANSFER TECHNOLOGY ANNOUNCES
THIRD QUARTER 2010 RESULTS

Third quarter sales revenue increased by 45.24% year-over-year;
Gross profit increased by 34.79% year-over-year

SIPING, CHINA — November 15, 2010 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Financial Highlights

  Sales revenue increased by 45.24% year-over-year to US$12.78 million
  Gross profit increased by 34.79% year-over-year to US$5.56 million
  Net income increased by 11.20% year-over-year to US$1.56 million
  Basic and fully diluted net income per share was US$0.10, compared with net income per share of US$0.09 for the third quarter of 2009

Recent Developments

Securities Purchase Agreement

On November 2, 2010, the Company entered into a securities purchase agreement with several investors, pursuant to which THT agreed to issue and sell 4,453,500 shares of the Company’s common stock, to these investors for an aggregate purchase price of approximately $14,251,200, or $3.20 per share. The proceeds from the financing will enable the Company to strengthen its financial position and provide additional funds for capacity expansion to meet the continued strong growth in the demand for the Company’s products.

Make Good Escrow Agreement

In connection with its entry into the Securities Purchase Agreement, THT also entered into a make good escrow agreement, which includes provisions in the event that the Company does not meet its financial targets for 2010 and 2011 specified in the agreement. Pursuant to this agreement 2 million shares will be held in an escrow account and released to the aforementioned investors in the event THT does not reach its after tax net income targets of US$8 million and US$12 million in fiscal years 2010, and 2011, respectively.

Chairman and Chief Executive Officer Guohong Zhao commented, “I am very pleased to report another quarter of strong results for the third quarter of 2010. We recorded significant increase in demand across all three of our product lines, i.e., Plate Heat Exchangers (“PHEs”), Shell-and-Tube Heat Exchanger and Air-Cooled Heat Exchanger, as we benefited from the continued government stimulus in the energy-saving industry, strong economic growth and rapid urbanization in China, while our expanded sales network, excellent total solution capabilities and high quality products allowed us to capitalize on market opportunities. Our PHEs witnessed increased market acceptance as customers in the metallurgy, petrochemical and shipbuilding industries further recognized the value and quality of our heat exchange solutions. Sales of Air-Cooled Heat Exchangers also grew as we benefitted from a rising demand in water-deficient areas of China. Although our increased design costs for plate frame heat exchangers and lamella heat exchangers (an efficient and compact-sized heat exchanger) have placed short-term pressure on our margins, this investment will ultimately fuel the expansion of our product portfolio and help us capture growth opportunities going forward.

“Earlier this month, we entered into a Securities Purchase Agreement, in which we will sell approximately 4.5 million shares of common stock for $3.20 per share, or a total consideration of US$14.3 million, to several investors. The proceeds from the financing will help strengthen our financial position and afford us the flexibility to invest in future growth. ”

“Looking ahead, we believe we are well positioned to further capitalize on the many favorable trends and dynamics within China and the macro environment. Heightened demand for energy efficient technologies, ongoing urban development, and incentivized programs for reduced carbon emissions all play a role in cultivating demand for our products across a broad range of industries and position us for strong growth going forward.”

Third Quarter 2010 Unaudited Financial Results

Revenue

Sales revenue for the third quarter 2010 increased by US$3.98 million, or 45.24%, to US$12.78 million, from US$8.80 million during the same period in 2009. The increase was primarily attributable to a growth in sales across three of the Company’s product lines. The Company benefited from the continued government stimulus in the energy-saving industry, strong economic growth and rapid urbanization in China, as well as an expanded sales network, excellent solutions and high quality products.

Sales volume for the three months ended September 30, 2010 amounted to 1,547 units, an increase of 1,069 units or 223.64% as compared with 478 units for the three month period ended September 30, 2009.

Sales revenue of PHEs was $7.66 million, an increase of 46.53% from $4.86 million for the same period of 2009, primarily due to the market’s acceptance of our products in a number of industries such as metallurgy, petrochemical and shipbuilding industry, as we offer excellent total solution and high quality products. Sales revenue of Shell-and-Tube Heat Exchanger was $1.91 million, an increase of 20.89% from $1.58 million in the same quarter in 2009. In addition, the sales revenue from Air-cooled Heat Exchanger amounted to approximately $0.66 million in the three months ended September 30, 2010 compared with the same period in 2009. The growth was primarily driven by strong market demand in water-deficient area of China.

Cost of Sales

Cost of sales for the third quarter 2010 increased by 54.49% to US$7.21 million from US$4.67 million in third quarter 2009. The increase in cost of sales was mainly attributable to the significant increase in THT’s sales in the third quarter of 2010. Cost of sales as a percentage of total revenues were approximately 56.45% and approximately 53.07% for the third quarter 2010 and 2009, respectively, with an increase of approximately 3.38 percentage points. The increase in cost of sales as a percentage of sales was mainly attributable to the increase in design cost of plate frame heat exchangers and lamella heat exchangers in the third quarter of 2010.

Gross Profit and Gross Margin

Gross profit increased by approximately US$1.43 million, or 34.79%, to approximately US$5.56 million for the three months ended September 30, 2010 from approximately US$4.13 million for the same period in 2009. The increase in our gross profit in dollar terms was mainly attributable to the significant increase in sales in the third quarter of 2010. Gross margin, measured in gross profit as a percentage of sales revenue was approximately 43.55% for the three months ended September 30, 2010, as compared to approximately 46.93% during the same period in 2009. The decrease in gross margin was mainly attributable to the increases in THT’s design cost of plate frame heat exchangers and lamella heat exchangers.

Operating Expenses

Administrative expenses increased by approximately US$1.06 million, or 181.16%, to approximately US$1.64 for the three months ended September 30, 2010 from approximately US$0.58 million for the same period in 2009. The increase was mainly attributable to the recruitment of, and compensation paid to, our expanded management team and the allowance for doubtful accounts. Allowance for doubtful accounts increased by approximately $1.02 million, to approximately $0.64 million in the three months ended September 30, 2010 compared with a reversal of allowance for doubtful accounts of $0.38 million for the same period in 2009.

Research and development expenses remained the same at $0.30 million for the three months ended September 30, 2010. While the Company is committed in continued investment in R&D to further enhance its product portfolio, it strives to make effective use of resources to manage R&D expenses. With our continued investment in R&D initiatives, the Company currently possesses patents in 10 major categories and with a strong pipeline.

Selling expenses increased by approximately US$0.28 million, or 17.86%, to approximately US$1.82 million for the three months ended September 30, 2010 from approximately US$1.54 million for the same period in 2009. The increase was mainly attributable to THT’s market expansion which resulted in significant increase in travel expense and transportation costs.

Accordingly, total operating expenses increased by approximately US$1.33 million, or 54.97%, to approximately US$3.76 million for the three months ended September 30, 2010 from approximately US$2.43 million for the same period in 2009.

Income Before Income Taxes

Income before income taxes was approximately US$1.78 million for the three months ended September 30, 2010, compared with approximately US$1.77 million for the same period in 2009.

Income Tax

Income taxes increased to US$0.32 million in the third quarter 2010 from US$0.31 million in the same period 2009.

Net Income

Net income attributable to common shareholders was US$1.56 million in the third quarter 2010, an increase of 11.20% compared to US$1.40 million in the same period 2009.

Basic and fully diluted net income per share was US$0.10 in the third quarter 2010, compared with US$0.09 in the same period of 2009.

Liquidity

Cash and cash equivalents was US$1.71 million as of September 30, 2010 compared with US$5.38 million as of December 31, 2010.

During the quarter, there was a net cash outflow of US$1.19 million, compared with a net cash outflow of US$0.45 million in the third quarter of 2009.

Fourth Quarter Fiscal 2010 Guidance

THT expects to generate net revenues in the range of US$12.00 million to US$14.00 million in fourth quarter fiscal 2010, compared with US$11.77 million in the same period of 2009. This represents the Company’s preliminary view, and is subject to change.

About THT

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. [NASDAQ: THTI] designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jianjun He
Chief Financial Officer
THT Heat Transfer Technology, Inc.
Tel:+86 434 3266779
Email: IR@tht.cn

Investor Relations (HK):
Pamela Leung
Taylor Rafferty
Tel: +852 2167 2018
Email: tht@taylor-rafferty.com

Investor Relations (US):

Kelly Gawlik
Taylor Rafferty
Tel: +1 (212) 897-5487
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2010 and December 31, 2009
(Stated in US Dollars)

	September 30,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1,707,348	$5,379,627
Restricted cash	1,653,322	1,376,114
Counter guarantee receivable	209,014	-
Trade receivables, net	24,797,727	14,882,408
Bills receivable	194,913	487,803
Other receivables, prepayments and deposits, net	8,695,939	6,312,268
Inventories, net	11,903,470	10,158,203
Deferred tax assets	197,680	96,858

Total current assets	49,359,413	38,693,281
Retention receivable	615,729	795,144
Counter guarantee receivable	-	204,762
Property, plant and equipment, net	6,704,054	6,416,112
Land use rights	994,834	990,181

TOTAL ASSETS	$57,674,030	$47,099,480

LIABILITIES AND EQUITY

LIABILITIES
Current liabilities
Trade payables	$2,172,469	$1,900,599
Other payables and accrued expenses	14,206,800	12,634,290
Income tax payable	1,096,265	474,492
Short-term bank loans	8,957,764	5,850,348
Current maturities of long-term loan	2,538,033	1,755,104

Total current liabilities	28,971,331	22,614,833
Long-term loan	-	1,608,846

TOTAL LIABILITIES	28,971,331	24,223,679

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock : par value of $0.001 per share
Common stock : par value $0.001 per share
Authorized 190,000,000 shares; issued and outstanding 16,000,000 shares as of September 30, 2010 and December 31, 2009	16,000	16,000

Additional paid-in capital	14,010,700	14,010,700
Statutory reserve	1,664,286	863,304
Accumulated other comprehensive income	1,301,764	718,884
Retained earnings	11,674,463	7,025,634

Total THT Heat Transfer Technology, Inc. stockholders’ equity	28,667,213	22,634,522
Noncontrolling interests	35,486	241,279

TOTAL EQUITY	28,702,699	22,875,801

TOTAL LIABILITIES AND EQUITY	57,674,030	$47,099,480

THT Heat Transfer Technology, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Stated in US Dollars)

	Three months ended September 30,
	(unaudited)
	2010	2009

Sales revenue	$12,776,866	$8,796,608
Cost of sales	7,212,523	4,668,487

Gross profit	5,564,343	4,128,121

Operating expenses
Administrative expenses	1,641,745	584,165
Research and development expenses	301,465	301,409
Selling expenses	1,814,635	1,539,447

	3,757,845	2,425,021

Income from operations	1,806,498	1,703,100
Interest income	3,473	3,523
Other income	137,066	181,748
Interest expense	(170,089)	(118,495)

Income before income taxes	1,776,948	1,769,876
Income taxes	(324,299)	(312,603)

Net income before noncontrolling interests	1,452,649	1,457,273
Net loss (income) attributable to noncontrolling interests	106,186	(55,028)

Net income attributable to THT Heat Transfer Technology, Inc. common stockholders	$1,558,835	$1,402,245

Net income before noncontrolling interests	$1,452,649	$1,457,273
Other comprehensive income
Foreign currency translation adjustments	471,314	29,500

Comprehensive income	1,923,963	1,486,773
Comprehensive loss (income) attributable to noncontrolling interests	105,460	(55,470)

Comprehensive income attributable to THT Heat Transfer Technology, Inc. common stockholders	$2,029,423	$1,431,303

Earnings per share attributable to THT Heat Transfer Technology, Inc. common stockholders
- Basic and diluted	$0.10	$0.09

Weighted average number of shares outstanding
- Basic and diluted	16,000,000	16,000,000

THT Heat Transfer Technology, Inc.
Condensed Consolidated Statements of Cash Flows
For the nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

	Nine months ended
	September 30,
	(unaudited)
	2010	2009
Cash flows from operating activities
Net income attributable to THT Heat Transfer Technology, Inc. common stockholders	$5,449,811	$3,488,608
Adjustments to reconcile net income attributable to THT Heat Transfer Technology, Inc. common stockholders to net cash used in operating activities:

Depreciation and amortization	628,463	574,740
Deferred taxes	(97,095)	56,935
Gain on disposal of property, plant and equipment	(750)	-
Allowance for doubtful debts	942,092	(199,766)
Noncontrolling interests	(207,145)	26,031
Changes in operating assets and liabilities :-
Restricted cash	(244,315)	190,010
Trade receivables	(10,381,628)	(6,373,316)
Bills receivable	297,761	303,123
Other receivables, prepayments and deposits	(2,321,298)	(7,577,112)
Inventories	(1,507,684)	1,817,371
Retention receivable	192,528	(111,588)
Trade payables	228,367	(484,089)
Bills payable	-	(732,950)
Other payables and accrued expenses	1,395,201	(209,851)
Income tax payable	601,300	465,234

Net cash flows used in operating activities	(5,024,392)	(8,766,620)

Cash flows from investing activities
Payments to acquire property, plant and equipment	(775,109)	(1,003,726)
Proceeds from sale of property, plant and equipment	10,270	-

Net cash flows used in investing activities	(764,839)	(1,003,726)

Cash flows from financing activities
Proceeds from bank loans	5,868,200	4,397,700
Repayment of bank loans	(2,934,100)	(4,415,291)
Repayment of long-term loan	(880,230)	(293,180)

Net cash flows provided by (used in) financing activities	2,053,870	(310,771)

Effect of foreign currency translation on cash and cash equivalents	63,082	(7,567)

Net decrease in cash and cash equivalents	(3,672,279)	(10,088,684)
Cash and cash equivalents - beginning of period	5,379,627	12,579,087

Cash and cash equivalents - end of period	$1,707,348	$2,490,403

Supplemental disclosures for cash flow information

Cash paid for :-
Interest	$384,787	$408,269
Income taxes	$658,930	$121,906